Exhibit 3.1(a)

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF WILLSCOT CORPORATION

WillScot Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation filed on November 29, 2017 with the Secretary of State on (the “Certificate of Incorporation”).

2.	Article I of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The name of the Corporation is WillScot Mobile Mini Holdings Corp. (the “Corporation”).”

3.	This amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.            All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Bradley L. Soultz, its Chief Executive Officer, this 1st day of July, 2020.

By:	/s/ Bradley L. Soultz
Name:	Bradley L. Soultz
Title:	Chief Executive Officer